                                                                      EXHIBIT 20


HCA
                                                                            NEWS
--------------------------------------------------------------------------------

                                                           FOR IMMEDIATE RELEASE

INVESTOR CONTACT                                     MEDIA CONTACT
Mark Kimbrough: 615-344-2688                         Jeff Prescott: 615-344-5708



                      HCA REPORTS 2ND QUARTER 2002 RESULTS
      EPS INCREASES 32% FOR THE QUARTER TO $0.71 COMPARED TO $0.54 IN 2001
         EXCLUDING GOODWILL AMORTIZATION AND SETTLEMENT, IMPAIRMENT AND
                         INVESTIGATION RELATED CHARGES

         Nashville, Tenn., July 24, 2002 - HCA (NYSE: HCA) today announced operating results for the second quarter ended June 30, 2002. "We are pleased to announce that the second quarter financial results demonstrate the continuation of a period of excellent earnings growth for the Company," stated Jack O. Bovender, Jr., Chairman and CEO. "EPS, excluding goodwill amortization and settlement, impairment and investigation related charges, increased 32% for the second quarter to $0.71 compared to $0.54 in 2001."

         "Year to date, the Company has reinvested $829 million in its hospitals and surgery centers to modernize its facilities and equipment and to expand capacity and services to meet growing demand for quality healthcare services in the communities we serve. Total capital investments should be approximately $1.7 billion in 2002 and $1.8 billion in 2003, excluding any potential acquisitions," Bovender stated.

          "As part of the Company's strategy to make selective hospital acquisitions in existing and high growth markets, the Company last month acquired the 164-bed Northern Virginia Community Hospital in Arlington, Virginia," Bovender added.

         During the second quarter, revenues increased 9.5 percent to $4.9 billion compared to $4.5 billion during the second quarter of 2001. Net income excluding goodwill amortization and settlement, impairment and investigation related costs totaled $374 million or $0.71 per diluted share compared to $289 million or $0.54 per diluted share for the same period of 2001. Net income totaled $350 million or

$0.66 per diluted share versus $281 million or $0.52 per diluted share in the second quarter of 2001.

         Same facility revenues increased 11.7 percent during the second quarter. Same facility equivalent admissions grew 3.0 percent, reflecting strong outpatient volume during the quarter, in particular, emergency department visits which increased 5.3 percent. Same facility admissions for the quarter increased
2.3 percent.

         During the second quarter of 2002, the Company recorded an impairment charge of $18 million, net of tax, or $0.03 per diluted share, related to the decision to delay implementation of certain components of the Company's planned replacement of portions of its financial systems.

         For the six months ended June 30, 2002, revenues increased to $9.8 billion, up 8.9 percent, compared to $9.0 billion for 2001. Net income excluding goodwill amortization and settlement, gains, impairment and investigation related costs totaled $770 million or $1.47 per diluted share compared to $637 million or $1.15 per diluted share in 2001. Net income totaled $735 million or $1.40 per diluted share versus $624 million or $1.13 per diluted share for the six months ended June 30, 2001.

         At June 30, 2002, the Company's balance sheet reflected total debt of $7.2 billion; stockholders' equity (including common, temporary and minority equity) of $6.3 billion; and total assets of $18.3 billion. The Company's ratio of debt-to-debt plus stockholders' equity was 53.3 percent at June 30, 2002 compared to 56.2 percent at December 31, 2001. The Company's ratio of debt-to-EBITDA improved to 1.99 times at June 30, 2002, down from 2.15 times at December 30, 2001.

         Cash flow from operations during the second quarter was $615 million, compared to $546 million in the second quarter of 2001. Capital expenditures for the quarter totaled $451 million, up 41.8% from the second quarter of 2001. Return on stockholders' equity was 23.0 percent and return on invested capital was 12.3 percent for the twelve months ended June 30, 2002.

         Over the last five years, HCA has significantly increased its investment in numerous quality initiatives, including patient and physician satisfaction surveys, outcomes measurement and patient safety processes. HCA believes that providers, government and private payors, employers, physicians and patients should work collaboratively toward improving healthcare satisfaction, quality and accountability. As a part of this collaboration, HCA has recently joined the Leapfrog Group, a group of major employers who have come together to address healthcare quality and patient safety, and the National Quality Forum, a standards setting organization established in 1999 upon the recommendation of a Presidential Commission to develop and implement national standards for healthcare quality measurement and reporting. "As a leading provider of healthcare services in the

U.S., our goal is to contribute to a common approach to measurement and reporting of healthcare quality," said Bovender.

         Bovender noted that the Company would be participating in a FDA forum later this week in Bethesda, MD, to encourage a federal regulatory initiative that would require placement of barcodes on drugs and medical devices. "HCA has begun the implementation of a bar coding system in all of its more than 180 hospitals. This system will allow nurses at the bedside to scan a patient's bar coded armband to ensure that the medications are administered correctly and are the right type, dosage, and time of day for that particular patient. This system is obviously much safer for the patient and more efficient for our hospitals," Bovender concluded.

         As of June 30, 2002, the Company operated 181 hospitals and 80 ambulatory surgery centers (including 6 hospitals and 5 ASCs owned through 50/50 equity joint ventures), compared to 194 hospitals and 78 ambulatory surgery centers (including 9 hospitals and 3 ASCs owned through equity joint ventures) as of June 30, 2001. HCA's 181 hospitals and 80 ambulatory surgery centers are located in 23 states; London, England and Geneva, Switzerland; these facilities provided approximately $1 billion in uncompensated healthcare services (charity and bad debts) during the first six months of 2002.

         HCA will host a conference call for investors at 8:30 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon and through the next 30 days. The webcast can be accessed at HTTP://WWW.VIDEONEWSWIRE.COM/EVENT.ASP?ID=6682 or via the Investor Relations site at WWW.HCAHEALTHCARE.COM.

                                    ***********

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS BASED ON MANAGEMENT'S CURRENT EXPECTATIONS. NUMEROUS RISKS, UNCERTAINTIES AND OTHER FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD LOOKING STATEMENTS, INCLUDING: (I) THE OUTCOME OF THE KNOWN AND UNKNOWN GOVERNMENTAL INVESTIGATIONS AND LITIGATION INVOLVING THE COMPANY'S BUSINESS PRACTICES INCLUDING THE ABILITY TO NEGOTIATE, EXECUTE AND TIMELY CONSUMMATE DEFINITIVE SETTLEMENT AGREEMENTS IN THE GOVERNMENT'S REMAINING CIVIL CASES AND TO OBTAIN COURT APPROVAL THEREOF, (II) THE ABILITY TO CONSUMMATE THE UNDERSTANDING WITH THE CENTERS FOR MEDICARE AND MEDICAID SERVICES, (III) THE HIGHLY COMPETITIVE NATURE OF THE HEALTH CARE BUSINESS, (IV) THE EFFORTS OF INSURERS, HEALTH CARE PROVIDERS AND OTHERS TO CONTAIN HEALTH CARE COSTS, (V) POSSIBLE CHANGES IN THE MEDICARE AND MEDICAID PROGRAMS THAT MAY LIMIT REIMBURSEMENTS TO HEALTH CARE PROVIDERS AND INSURERS, (VI) CHANGES IN FEDERAL, STATE OR LOCAL REGULATIONS AFFECTING THE HEALTH CARE INDUSTRY, (VII) THE POSSIBLE ENACTMENT OF FEDERAL OR STATE HEALTH CARE REFORM, (VIII) THE ABILITY TO ATTRACT AND RETAIN QUALIFIED MANAGEMENT AND PERSONNEL, INCLUDING AFFILIATED PHYSICIANS, NURSES AND MEDICAL SUPPORT PERSONNEL, (IX) LIABILITIES AND OTHER CLAIMS ASSERTED AGAINST THE COMPANY, (X) FLUCTUATIONS IN THE MARKET VALUE OF THE COMPANY'S COMMON STOCK, (XI) CHANGES IN ACCOUNTING PRACTICES, (XII) CHANGES IN GENERAL ECONOMIC CONDITIONS, (XIII) FUTURE DIVESTITURES WHICH MAY RESULT IN ADDITIONAL CHARGES, (XIV) CHANGES IN REVENUE MIX AND THE ABILITY TO ENTER INTO AND RENEW MANAGED CARE PROVIDER ARRANGEMENTS ON ACCEPTABLE TERMS, (XV) THE AVAILABILITY, TERMS AND COST OF CAPITAL, (XVI) CHANGES IN BUSINESS STRATEGY OR DEVELOPMENT PLANS, (XVII) SLOWNESS OF REIMBURSEMENT, (XVIII) THE ABILITY TO IMPLEMENT THE COMPANY'S

SHARED SERVICES AND OTHER INITIATIVES AND REALIZE DECREASES IN ADMINISTRATIVE, SUPPLY AND INFRASTRUCTURE COSTS, (XIX) THE OUTCOME OF PENDING AND ANY FUTURE TAX AUDITS, APPEALS AND LITIGATION ASSOCIATED WITH THE COMPANY'S TAX POSITIONS, (XX) THE OUTCOME OF THE COMPANY'S CONTINUING EFFORTS TO MONITOR, MAINTAIN AND COMPLY WITH APPROPRIATE LAWS, REGULATIONS, POLICIES AND PROCEDURES AND THE COMPANY'S CORPORATE INTEGRITY AGREEMENT WITH THE GOVERNMENT, (XXI) INCREASED REVIEWS OF THE COMPANY'S COST REPORTS, (XXII) THE ABILITY TO MAINTAIN AND INCREASE PATIENT VOLUMES AND CONTROL THE COSTS OF PROVIDING SERVICES, AND (XXIII) OTHER RISK FACTORS DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SEC. MANY OF THE FACTORS THAT WILL DETERMINE THE COMPANY'S FUTURE RESULTS ARE BEYOND THE ABILITY OF THE COMPANY TO CONTROL OR PREDICT.

READERS SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH REFLECT MANAGEMENT'S VIEWS ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE OR UPDATE ANY FORWARD-LOOKING STATEMENTS, OR TO MAKE ANY OTHER FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

ALL REFERENCES TO "COMPANY" AND "HCA" AS USED THROUGHOUT THIS DOCUMENT REFER TO HCA INC. AND ITS AFFILIATES.

                                    HCA INC.
                     CONSOLIDATED OPERATING RESULTS SUMMARY
                 (Dollars in millions, except per share amounts)


                                                                                                             FOR THE SIX MONTHS
                                                                                   SECOND QUARTER              ENDED JUNE 30,
                                                                               ------------------------    -----------------------
                                                                                  2002          2001          2002          2001
                                                                                  ----          ----          ----          ----
Revenues ..................................................................    $   4,903     $   4,476     $   9,776     $   8,977

EBITDA (a) ................................................................    $   1,018     $     876     $   2,061     $   1,848

Net income:
     Reported net income, excluding settlement with Federal government, gains on sales of facilities, impairment of long-lived assets and
        investigation related costs .......................................    $     374     $     271     $     770     $     602
     Goodwill amortization (net of tax) ...................................           --            18            --            35
                                                                               -----------------------     -----------------------
     Adjusted net income, excluding settlement with Federal government, gains on sales of facilities, impairment of long-lived assets and
        investigation related costs .......................................          374           289           770           637
     Settlement with Federal government (net of tax) ......................           --            (1)           --            (1)
     Gains on sales of facilities (net of tax) ............................           --            --            --             4
     Impairment of long-lived assets (net of tax) .........................          (18)           --           (18)           --
     Investigation related costs (net of tax) .............................           (6)           (7)          (17)          (16)
                                                                               -----------------------     -----------------------
     Adjusted net income ..................................................    $     350     $     281     $     735     $     624
                                                                               =======================     =======================

Diluted earnings per share:
     Reported net income, excluding settlement with Federal government, gains on sales of facilities, impairment of long-lived assets and
        investigation related costs .......................................    $    0.71     $    0.50     $    1.47     $    1.09
     Goodwill amortization ................................................           --          0.04            --          0.06
                                                                               -----------------------     -----------------------
     Adjusted net income, excluding settlement with Federal government, gains on sales of facilities, impairment of long-lived assets and
        investigation related costs .......................................         0.71          0.54          1.47          1.15
     Gains on sales of facilities .........................................           --            --            --          0.01
     Impairment of long-lived assets ......................................        (0.03)           --         (0.03)           --
     Investigation related costs ..........................................        (0.02)        (0.02)        (0.04)        (0.03)
                                                                               -----------------------     -----------------------
     Adjusted net income ..................................................    $    0.66     $    0.52     $    1.40     $    1.13
                                                                               =======================     =======================
Shares used in computing diluted earnings per share (000) .................      528,068       545,815       524,841       550,290



---------------------------------

(a) EBITDA is defined as income before depreciation and amortization, interest expense, settlement with Federal government, gains on sales of facilities, impairment of long-lived assets, investigation related costs, minority interests and income taxes.

                                    HCA INC.
                         CONSOLIDATED INCOME STATEMENTS
                                 SECOND QUARTER
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                                        2002                    2001
                                                               --------------------     --------------------
                                                               Amount         Ratio     Amount         Ratio
                                                               ------         -----     ------         -----
Revenues .................................................    $ 4,903         100.0%   $ 4,476         100.0%

Salaries and benefits ....................................      1,960          40.0      1,822          40.7
Supplies .................................................        778          15.9        713          15.9
Other operating expenses .................................        832          16.8        809          18.1
Provision for doubtful accounts ..........................        371           7.6        301           6.7
Insurance subsidiary gains on sales of investments .......         (1)           --         (9)         (0.2)
Equity in earnings of affiliates .........................        (55)         (1.1)       (36)         (0.8)
                                                              ---------------------    ---------------------
                                                                3,885          79.2      3,600          80.4
                                                              ---------------------    ---------------------
    EBITDA ...............................................      1,018          20.8        876          19.6

Depreciation and amortization ............................        255           5.2        262           5.9
Interest expense .........................................        108           2.2        139           3.1
Settlement with Federal government .......................         --            --          2            --
Impairment of long-lived assets ..........................         19           0.4         --            --
Investigation related costs ..............................         13           0.3         13           0.3
                                                              ---------------------    ---------------------
Income before minority interests and income taxes ........        623          12.7        460          10.3

Minority interests in earnings of consolidated entities ..         42           0.8         29           0.7
                                                              ---------------------    ---------------------
Income before income taxes ...............................        581          11.9        431           9.6

Provision for income taxes ...............................        231           4.8        168           3.7
                                                              ---------------------    ---------------------
Reported net income ......................................        350           7.1        263           5.9

Goodwill amortization, net of taxes ......................         --            --         18           0.4
                                                              ---------------------    ---------------------
     Adjusted net income .................................    $   350           7.1    $   281           6.3
                                                              =====================    =====================
Diluted earnings per share:
    Reported net income, excluding settlement with Federal
          government, impairment of long-lived assets and
          investigation related costs ....................    $  0.71                  $  0.50
    Goodwill amortization ................................         --                     0.04
                                                              -------                  -------
    Adjusted net income, excluding settlement with Federal
          government, impairment of long-lived assets and
          investigation related costs ....................       0.71                     0.54
    Impairment of long-lived assets ......................      (0.03)                      --
    Investigation related costs ..........................      (0.02)                   (0.02)
                                                              -------                  -------
    Adjusted net income ..................................    $  0.66                  $  0.52
                                                              =======                  =======
Shares used in computing diluted earnings per share (000)     528,068                  545,815

                                    HCA INC.
                         CONSOLIDATED INCOME STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                                           2002                      2001
                                                                  ---------------------     --------------------
                                                                  Amount          Ratio     Amount         Ratio
                                                                  ------          -----     ------         -----
Revenues .....................................................    $ 9,776         100.0%   $ 8,977         100.0%

Salaries and benefits ........................................      3,890          39.8      3,604          40.1
Supplies .....................................................      1,556          15.9      1,424          15.9
Other operating expenses .....................................      1,632          16.7      1,596          17.7
Provision for doubtful accounts ..............................        739           7.6        626           7.0
Insurance subsidiary (gains) losses on sales of investments ..          4            --        (39)         (0.4)
Equity in earnings of affiliates .............................       (106)         (1.1)       (82)         (0.9)
                                                                  ---------------------    ---------------------
                                                                    7,715          78.9      7,129          79.4
                                                                  ---------------------    ---------------------
    EBITDA ...................................................      2,061          21.1      1,848          20.6

Depreciation and amortization ................................        499           5.2        519           5.8
Interest expense .............................................        229           2.3        281           3.1
Settlement with Federal government ...........................         --            --          2            --
Gains on sales of facilities .................................         --            --        (13)         (0.1)
Impairment of long-lived assets ..............................         19           0.2         --            --
Investigation related costs ..................................         30           0.3         27           0.3
                                                                  ---------------------    ---------------------
Income before minority interests and income taxes ............      1,284          13.1      1,032          11.5

Minority interests in earnings of consolidated entities ......         77           0.7         59           0.7
                                                                  ---------------------    ---------------------
Income before income taxes ...................................      1,207          12.4        973          10.8

Provision for income taxes ...................................        472           4.9        384           4.2
                                                                  ---------------------    ---------------------
Reported net income ..........................................        735           7.5        589           6.6

Goodwill amortization, net of taxes ..........................         --            --         35           0.4
                                                                  ---------------------    ---------------------
     Adjusted net income .....................................    $   735           7.5    $   624           7.0
                                                                  =====================    =====================
Diluted earnings per share:
    Reported net income, excluding settlement with Federal
          government, gains on sales of facilities, impairment
          of long-lived assets and investigation related costs    $  1.47                  $  1.09
    Goodwill amortization ....................................         --                     0.06
                                                                  -------                  -------
    Adjusted net income, excluding settlement with Federal
          government, gains on sales of facilities, impairment
          of long-lived assets and investigation related costs       1.47                     1.15
    Gains on sales of facilities .............................         --                     0.01
    Impairment of long-lived assets ..........................      (0.03)                      --
    Investigation related costs ..............................      (0.04)                   (0.03)
                                                                  -------                  -------
    Adjusted net income ......................................    $  1.40                  $  1.13
                                                                  =======                  =======
Shares used in computing diluted earnings per share (000) ....    524,841                  550,290

                                    HCA INC.
                           CONSOLIDATED BALANCE SHEETS
                              (DOLLARS IN MILLIONS)

                                                                            JUNE 30,      MARCH 31,     DECEMBER 31,
                                                                             2002           2002           2001
                                                                           ---------      ---------     ------------
                               ASSETS

Current assets:
     Cash and cash equivalents ........................................    $      51      $      62      $      85
     Accounts receivable, net .........................................        2,639          2,658          2,420
     Other ............................................................        1,668          1,550          1,636
                                                                           ---------      ---------      ---------

          Total current assets ........................................        4,358          4,270          4,141

Property and equipment, at cost .......................................       16,056         15,527         15,222
Accumulated depreciation ..............................................       (6,728)        (6,488)        (6,303)
                                                                           ---------      ---------      ---------
                                                                               9,328          9,039          8,919

Investments of insurance subsidiary ...................................        1,410          1,463          1,453
Investments in and advances to affiliates .............................          669            673            680
Intangible assets, net ................................................        2,069          2,056          2,051
Other .................................................................          428            454            486
                                                                           ---------      ---------      ---------

                                                                           $  18,262      $  17,955      $  17,730
                                                                           =========      =========      =========



                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable .................................................    $     721      $     771      $     755
     Other current liabilities ........................................        1,354          1,416          1,372
     Government settlement accrual ....................................          250            250            250
     Long-term debt due within one year ...............................          789            840            807
                                                                           ---------      ---------      ---------

          Total current liabilities ...................................        3,114          3,277          3,184

Long-term debt ........................................................        6,445          6,172          6,553
Professional liability risks, deferred taxes and
     other liabilities ................................................        2,370          2,304          2,268
Minority interests in equity of consolidated entities .................          578            576            563
Company-obligated mandatorily redeemable securities of
     affiliate holding solely Company obligations .....................           --            400            400

Stockholders' equity ..................................................        5,755          5,226          4,762
                                                                           ---------      ---------      ---------
                                                                           $  18,262      $  17,955      $  17,730
                                                                           =========      =========      =========


Current ratio .........................................................         1.40           1.30           1.30
Ratio of debt to debt plus common, temporary and minority equity ......         53.3%          53.1%          56.2%
Shares outstanding (thousands) ........................................      518,186        511,757        509,297

                                    HCA INC.
                              OPERATING STATISTICS

                                                                                  FOR THE SIX MONTHS
                                                    SECOND QUARTER                  ENDED JUNE 30,
                                              --------------------------      --------------------------
                                                2002             2001            2002            2001
                                                ----             ----            ----            ----
CONSOLIDATED HOSPITALS:

       Number of Hospitals                           175             185             175             185
       Weighted Average Licensed Beds             39,844          40,852          39,961          40,901
       Licensed Beds at End of Period             39,930          41,032          39,930          41,032

       Admissions                                391,400         388,500         798,700         800,500
            Same Facility % Change                   2.3%                            1.6%
       Equivalent Admissions                     584,200         576,500       1,178,900       1,174,300
            Same Facility % Change                   3.0%                            2.4%
       Revenue per Equivalent Admission       $    8,394      $    7,765      $    8,293      $    7,644
            Same Facility % Change                   8.4%                            8.8%
       Inpatient Revenue per Admission        $    7,687      $    6,985      $    7,578      $    6,864
            Same Facility % Change                   9.5%                            9.8%

       Patient Days                            1,927,800       1,922,300       3,988,500       3,978,000
       Equivalent Patient Days                 2,878,500       2,852,800       5,887,100       5,835,700

       Emergency Department Visits             1,198,000       1,165,100       2,404,900       2,351,300
            Same Facility % Change                   5.3%                            4.9%

       Outpatient Revenues as a
           Percentage of Patient Revenues           37.5%           37.5%           36.9%           36.9%

       Average Length of Stay                        4.9             4.9             5.0             5.0

       Occupancy                                    53.2%           51.7%           55.1%           53.7%
       Equivalent Occupancy                         79.4%           76.7%           81.3%           78.8%



NUMBER OF CONSOLIDATED AND
NON-CONSOLIDATED (50/50 EQUITY
JOINT VENTURES) HOSPITALS:

       Consolidated                                  175             185             175             185
       Non-Consolidated (50/50 Equity
           Joint Ventures)                             6               9               6               9
                                              ----------      ----------      ----------      ----------

       Total Number of Hospitals                     181             194             181             194
                                              ==========      ==========      ==========      ==========